UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 11, 2011

Verso Paper Corp.
 (Exact name of registrant as specified in its charter)

Commission File Number:  001-34056

Delaware	75−3217389
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400	(901) 369-4100
Memphis, Tennessee 38115-4436	(Registrant’s telephone number,
(Address of principal executive offices) (Zip Code)	including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

⃞           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated With Exit or Disposal Activities.

On October 11, 2011, Verso Paper Corp. (“Verso”) announced that it will permanently reduce its annual production capacity by 193,000 tons.  The capacity reduction will be accomplished by the permanent shutdown of the No. 2 coated groundwood paper machine at Verso’s mill in Bucksport, Maine, effective October 23, 2011, and the No. 1 and No. 2 supercalendered (“SC”) paper machines at its mill in Sartell, Minnesota, effective December 14, 2011.

The shutdown of the No. 2 paper machine at the Bucksport mill will reduce Verso’s annual coated groundwood capacity by 90,000 tons or approximately 10 percent.  The Bucksport mill’s workforce will be reduced by approximately 125 employees. The shutdown of the No. 1 and No. 2 paper machines at the Sartell mill will eliminate approximately 103,000 tons annually of SCA and SCB paper capacity. The Sartell mill’s workforce will be reduced by approximately 175 employees.

The paper machine shutdowns will result in an aggregate pre-tax charge to earnings of approximately $22 million, which is expected to occur primarily in the fourth quarter of 2011.  This includes approximately $13 million for severance and benefit costs; approximately $7 million in non-cash charges related to the accelerated depreciation of property and equipment over a reduced remaining useful life and the write-off of related spare parts; and approximately $2 million related to other costs.  The severance and other shutdown costs require the outlay of cash, which is expected to occur primarily in the fourth quarter of 2011.

Costs associated with shutdown activities are based on currently available information and reflect management’s best estimates; accordingly, actual cash costs and non-cash charges and their timing may differ from the projections stated above.

A copy of the news release issued by Verso on October 11, 2011, is included as Exhibit 99.1 to this report.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is included with this report.

Exhibit
Number	Description of Exhibit

99.1	News release issued by Verso Paper Corp. on October 11, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2011

VERSO PAPER CORP.

	By:	/s/ Robert P. Mundy
Robert P. Mundy
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release issued by Verso Paper Corp. on October 11, 2011.